EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2012 Fourth Quarter and Year-End Results

Reported Operating Income of $0.03 per Diluted Share for the Quarter; $0.45 Loss for 2012
Nichols Aluminum Davenport Union Approved New 5 Year Contract in the Fourth Quarter
Insulating Glass Spacer Facility Consolidation Completed in Fourth Quarter
Engineered Products Group Outperformed its End Market in 2012

HOUSTON, Dec. 21, 2012 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products Groups, today released fiscal 2012 fourth quarter and year-end results for the period ending October 31, 2012.

Consolidated fourth quarter 2012 net sales were $235.0 million, compared to $233.0 million a year ago. Fourth quarter 2012 diluted income from continuing operations was $0.03 per share compared to diluted income of $0.17 per share in the year ago quarter.

Consolidated net sales for 2012 were $829.0 million, compared to $848.3 million last year. The decrease in consolidated net sales was primarily attributable to a $78.2 million decline in net sales at Nichols Aluminum. 2012 diluted loss from continuing operations was $0.45 per share, compared to $0.24 of diluted income per share last year. The 2012 operating loss was due primarily to the strike-related cost at Nichols, insulating glass (IG) facility consolidation costs, and on-going ERP implementation costs.

The table below details, on a per-share basis, certain income/expense items recognized in the fiscal fourth quarter of 2012 and 2011 and fiscal year 2012 and 2011 and computes a non-GAAP figure, called Income As Adjusted, for each period.

Diluted Earnings (Loss) As Reported	Segment	Q4 2012	Q4 2011	FY 2012	FY 2011
(Per Share Basis)
Income As Reported		$0.03	$0.17	$(0.45)	$0.24
Benefit (Reduction) to EPS:
Strike Related	Nichols	---	---	(0.20)	---
Facility Consolidations	EPG	0.01	0.01	(0.14)	(0.04)
IG Warranty Reserve	EPG	---	0.01	0.01	(0.03)
Asset Impairment	EPG	(0.02)	(0.03)	(0.02)	(0.03)
Transaction Related	Corp	---	(0.01)	---	(0.09)
ERP Implementation	Corp	(0.04)	(0.01)	(0.12)	(0.02)
LIFO Income (Charge)	Corp	0.03	0.03	0.03	(0.04)
Diluted Earnings (Loss) As Adjusted*		$0.05	$0.17	$(0.01)	$0.49
(Per Share Basis)

* Please see page 4 of this press release for a discussion of our use of Non-GAAP Financial Measures.

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's fourth quarter 2012 net sales were $136.4 million compared to $129.6 million a year ago. The 5.2% improvement was predominantly related to higher vinyl extrusion sales and insulating glass spacer sales.

EPG's fourth quarter 2012 operating income was $13.5 million compared to $14.9 million a year ago.  A benefit related to the facility consolidations of $0.7 million was recognized in the quarter compared to a benefit of $0.4 million in the year-ago quarter.

EPG's 2012 net sales were $478.6 million, compared to $420.3 million last year, driven primarily by the acquisition of Edgetech and higher vinyl extrusion sales. Sales on a comparable basis increased 6.3%. 2012 operating income was $28.5 million compared to operating income of $30.3 million last year, and included $8.1 million of net expenses for certain items recognized during the year, compared to $6.5 million of net expenses during 2011.

Engineered Products Group (in millions)
	Q4 2012	Q4 2011	FY 2012	FY 2011
Net sales	$136.4	$129.6	$478.6	$420.3
Operating income*	$ 13.5	$ 14.9	$ 28.5	$ 30.3

* Please refer to page 5 for additional information of items included in EPG's reported operating income.

Quanex believes there is value in measuring its sales performance against industry-related metrics. It compares EPG's sales results to U.S. window shipments as reported by Ducker Worldwide, a market intelligence firm. EPG sales for the 12 months ended October, 2012 were up 13.8% from the previous 12 months (up 6.3% as adjusted for the Edgetech acquisition), compared to total U.S. window shipments as reported by Ducker Worldwide up 1.5% over the same period. EPG's improved reported annual sales performance can be attributed primarily to the acquisition of Edgetech, higher vinyl extrusion sales due to increased demand from one of its top customers, selective price increases and modest sales gains in the regional residential repair and remodel (R&R) markets.

IG Spacer Consolidation Program Completed

On November 7, 2011, Quanex announced a consolidation program for its IG spacer manufacturing facility in Barbourville, KY, into its IG spacer manufacturing facility in Cambridge, OH. The cash costs associated with the program, completed in August 2012, were approximately $16 million through fiscal year-end, and about $9 million of these costs were expensed. The Barbourville facility is now closed, and will be listed for sale. Quanex expects a payback period on its investment of about 2.7 years, based on annual, pre-tax cash savings of approximately $8.0 million beginning November 1, 2012.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential R&R and new home construction.

Nichols Aluminum's fourth quarter 2012 shipments, net sales, operating loss, and spread (sales less material costs) were 73 million pounds, $101.3 million, ($0.9) million and $0.41 per pound, respectively. Shipments increased modestly from the year ago quarter due primarily to higher demand and improved operational efficiency. The spread was down $0.09 per pound, or 18% from the year ago quarter due to a larger reduction in aluminum prices than a reduction in material costs. Customer demand remained strong through the quarter. Compared to the year ago quarter, the operating loss primarily reflected the impact of a lower spread.

2012 shipments, net sales, operating loss and spread were 253 million pounds, $362.3 million, ($17.1) million and $0.41 per pound, respectively. 2012 results were negatively impacted by the strike and lower spread.

Aluminum Sheet Products (in millions except for spread)
	Q4 2012	Q4 2011	FY 2012	FY 2011
Net sales	$101.3	$106.2	$362.3	$440.5
Operating income/(loss)*	($0.9)	$ 3.1	($17.1)	$ 17.1
Shipped pounds	73	66	253	277
Spread per pound	$0.41	$0.50	$0.41	$0.49

* Please refer to page 5 for additional information of items included in Aluminum Sheet Products' reported operating income.

Nichols Aluminum's shipments for the 12 months ended October 31, 2012, decreased 8.9% compared to the previous 12 months, versus industry shipments as reported by the Aluminum Association that were up 8.6% over the same period. This underperformance is primarily attributed to the impact of the strike, facility performance issues, and weaker residential R&R demand.

We expect Nichols Aluminum's new operating principles to focus on significantly improving quality and on-time delivery through process improvements and a proactive maintenance program, requiring additional capital investment. As a result, Nichols Aluminum estimates annual capital expenditures in a range of $10 million to $13 million over the next several years.

Corporate and Other Items

Corporate expenses in the quarter were $11.7 million, including enterprise resource planning (ERP) expenses of $2.7 million and LIFO income of $1.7 million. For fiscal year 2012, corporate expenses were $36.3 million, including $6.9 million of ERP expenses and LIFO income of $1.7 million.

In 2011, Quanex launched a multi-year, company-wide program to transform certain business processes, including the transition to a single ERP software system, which is expected to improve accessibility and consistency of information, enable standardized business activities, help deliver business process improvements and support business growth. To date, the company has spent $26.0 million and expects a key phase of the project to go live during the first half of fiscal year 2013.

2012 Balances

At year-end, Quanex had a cash balance of $71.3 million and total debt outstanding of $1.4 million. Cash provided by operating activities for fiscal year 2012 was $26.5 million. At year-end the company had no borrowings under its $270 million revolving credit facility, however, due to the facility's EBITDA covenant requirements, the available capacity was approximately $103 million. Quanex is currently in the process of renewing its revolving credit facility, and expects to have finalized terms and conditions by January 31, 2013. Future uses of cash could be to fund organic growth activities, fund cash dividends on the company's common stock, make acquisitions, and repurchase outstanding shares. During the fourth quarter, the company did not purchase any outstanding common stock. For the year, it purchased 94,337 shares at an average price of $13.61, including commissions.

Business Outlook and 2013 Guidance

The company believes once the economy returns to normal market conditions (defined by Quanex as 60 million U.S. window shipments as reported by Ducker and spread at Nichols returning to more normalized levels), earnings before interest, taxes, depreciation and amortization (EBITDA) will be approximately $135 million at EPG and $70 million at Aluminum Sheet Products before deducting corporate expenses.

Non-GAAP Financial Measures

Diluted earnings (loss) per share as adjusted and operating income as adjusted are non-GAAP financial measures that Quanex management uses to measure its operational performance and assist with financial decision-making. We believe these non-GAAP measures provide a consistent basis for comparison between periods, and will assist investors in understanding our financial performance, including under market conditions outlined in our forward-looking guidance. The company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Dividend Declared

As previously announced, on December 6, 2012, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable December 28, 2012, to shareholders of record on December 18, 2012.

Financial Statistics as of 10/31/12

Book value per common share: $11.41; Total debt to capitalization: 0.3%;

Return on invested capital: (3.8%); Actual number of common shares outstanding: 36,972,502.

Engineered Products Group Operating Income

The following items are included in EPG's reported operating income ($ in millions):

	Q4 2012	Q4 2011	FY 2012	FY 2011
Operating Income As Reported	$13.5	$14.9	$28.5	$30.3
Facility Consolidation Expense (Benefit)	(0.7)	(0.4)	8.0	2.8
IG Warranty Expense (Benefit)	------	(0.2)	(0.8)	1.9
Operating Income As Adjusted	$12.8	$14.3	$35.7	$35.0

Aluminum Sheet Products Operating Income

The following items are included in Aluminum Sheet Products' reported operating income ($ in millions):

	Q4 2012	Q4 2011	FY 2012	FY 2011
Operating Income As Reported	$(0.9)	$3.1	$(17.1)	$17.1
Nichols Strike-Related Expenses	--	--	11.1	--
Operating Income As Adjusted	(0.9)	$3.1	$(6.0)	$17.1

Definitions

Book value per common share – calculated as total stockholders' equity as of balance sheet date, divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt, plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

The Quanex Building Products Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to 2013 expenditures, expenses and tax rates, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's Form 10-K filing on December 20, 2011, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein, and its subsequently filed Form 10-Q filings.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

Three Months Ended			Twelve Months Ended
October 31,			October 31,
2012	2011		2012	2011

$ 235,048	$ 232,961	Net sales	$828,976	$ 848,294

193,302	187,257	Cost of sales (exclusive of items shown separately below)	703,844	712,091
30,641	22,764	Selling, general and administrative	111,577	83,994
9,215	9,349	Depreciation and amortization	37,596	33,932
912	1,799	Asset impairment charges	912	1,799
978	11,792	Operating income (loss)	(24,953)	16,478
(106)	(108)	Interest expense	(454)	(449)
23	(641)	Other, net	222	(514)
		Income (loss) from continuing operations
895	11,043	before income taxes	(25,185)	15,515
73	(4,864)	Income tax benefit (expense)	8,651	(6,437)
968	6,179	Income (loss) from continuing operations	(16,534)	9,078
—	—	Income (loss) from discontinued operations, net of taxes	—	(12)
$ 968	$ 6,179	Net income (loss)	$ (16,534)	$ 9,066

		Basic earnings per common share:
$ 0.03	$ 0.17	Earnings (loss) from continuing operations	$ (0.45)	$ 0.24
—	—	Income (loss) from discontinued operations	—	—
$ 0.03	$ 0.17	Basic earnings (loss) per share	$ (0.45)	$ 0.24

		Diluted earnings per common share:
$ 0.03	$ 0.17	Earnings (loss) from continuing operations	$ (0.45)	$ 0.24
—	—	Income (loss) from discontinued operations	—	—
$ 0.03	$ 0.17	Diluted earnings (loss) per share	$ (0.45)	$ 0.24

		Weighted average common shares outstanding:
36,737	36,723	Basic	36,622	37,007
37,322	37,021	Diluted	36,622	37,537

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

October 31, 2012		October 31, 2011
	Assets
$ 71,255	Cash and equivalents	$ 89,619
85,644	Accounts receivable, net	81,969
65,904	Inventories	55,842
20,439	Deferred income taxes	11,220
7,628	Prepaid and other current assets	6,423
250,870	Total current assets	245,073
168,877	Property, plant and equipment, net	158,209
8,911	Deferred income taxes	7,669
68,331	Goodwill	69,432
78,380	Intangible assets, net	87,943
14,169	Other assets	16,603
$ 589,538	Total assets	$ 584,929
	Liabilities and stockholders' equity
$ 80,985	Accounts payable	$ 66,339
46,459	Accrued liabilities	38,058
368	Current maturities of long-term debt	352
127,812	Total current liabilities	104,749
1,033	Long-term debt	1,314
6,873	Deferred pension and postretirement benefits	7,784
6,736	Liability for uncertain tax positions	8,412
9,827	Non-current environmental reserves	11,221
15,430	Other liabilities	14,223
167,711	Total liabilities	147,703
421,827	Total stockholders' equity	437,226
$ 589,538	Total liabilities and stockholders' equity	$ 584,929

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
	Twelve Months Ended
	October 31,
	2012	2011
Operating activities:
Net income (loss)	$ (16,534)	$ 9,066
Loss (income) from discontinued operations	—	12
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities from continuing operations:
Depreciation and amortization	37,666	34,000
(Gain) loss on disposition of property	(989)	374
Asset impairment charges	912	1,799
Restructuring charges	(122)	721
Deferred income taxes	(9,843)	3,361
Stock-based compensation	5,604	4,852

Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	(4,250)	13,761
Decrease (increase) in inventory	(10,288)	(530)
Decrease (increase) in other current assets	(50)	741
Increase (decrease) in accounts payable	14,920	(13,349)
Increase (decrease) in accrued liabilities	9,313	(6,952)
Increase (decrease) in income taxes	(547)	(493)
Increase (decrease) in deferred pension and postretirement benefits	(693)	2,768
Other, net	1,379	2,813
Cash provided by (used for) operating activities from continuing operations	26,478	52,944
Cash provided by (used for) operating activities from discontinued operations	—	(68)
Cash provided by (used for) operating activities	26,478	52,876
Investing activities:
Acquisitions, net of cash acquired	—	(110,845)
Capital expenditures	(42,871)	(25,312)
Proceeds from property insurance claim	1,123	—
Proceeds from executive life insurance	—	683
Other, net	44	107
Cash provided by (used for) investing activities from continuing operations	(41,704)	(135,367)
Cash provided by (used for) investing activities from discontinued operations	—	—
Cash provided by (used for) investing activities from continuing operations	(41,704)	(135,367)
Financing activities:
Repayments of long-term debt	(264)	(340)
Common stock dividends paid	(5,891)	(5,979)
Purchase of treasury stock	(1,284)	(10,080)
Issuance of common stock from stock option exercises, including related tax benefits	3,511	1,093
Other, net	—	392
Cash provided by (used for) financing activities from continuing operations	(3,928)	(14,914)
Cash provided by (used for) financing activities from discontinued operations	—	(392)
Cash provided by (used for) financing activities	(3,928)	(15,306)
Effect of exchange rate changes on cash and equivalents	790	(222)
LESS: (Increase) decrease in cash and equivalents from discontinued operations	—	460
Increase (decrease) in cash and equivalents from continuing operations	(18,364)	(97,559)

Cash and equivalents at beginning of period	89,619	187,178
Cash and equivalents at end of period	$ 71,255	$ 89,619

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended			Twelve Months Ended
October 31,			October 31,
2012	2011		2012	2011
		Net Sales:
$136,355	$ 129,635	Engineered Products	$478,578	$ 420,258
101,298	106,168	Aluminum Sheet Products	362,315	440,495
237,653	235,803	Building Products	840,893	860,753

(2,605)	(2,842)	Eliminations	(11,917)	(12,459)

$235,048	$ 232,961	Net Sales	$828,976	$ 848,294

		Operating Income (Loss):
$ 13,541	$ 14,881	Engineered Products	$ 28,490	$ 30,293
(885)	3,088	Aluminum Sheet Products	(17,098)	17,115
12,656	17,969	Building Products	11,392	47,408

(11,678)	(6,177)	Corporate and Other	(36,345)	(30,930)

$ 978	$ 11,792	Operating Income (Loss)	$ (24,953)	$ 16,478
CONTACT: Financial Contact:
         Marty Ketelaar
         713-877-5402

         Media Contact:
         Valerie Calvert
         713-877-5305